As filed with the Securities and Exchange Commission on May 12, 2015

Registration No. 333- _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________________________

DST SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization	43-1581814 (IRS Employer Identification No.)

333 West 11th Street, 5th Floor
Kansas City, Missouri 64105-1594
(Address of Principal Executive Offices)        (ZIP Code)

DST SYSTEMS, INC. 2015 EQUITY AND INCENTIVE PLAN
(Full title of the plan)

Randall D. Young, Esq.
Senior Vice President, General Counsel and Secretary
DST Systems, Inc.
333 West 11th Street, 5th Floor
Kansas City, Missouri 64105-1594
(Name and address of agent for service)

(816) 435-1000
(Telephone number, including area code, of agent for service)

Copy to:

Thomas J. Lynn
Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, MO 64106
(816) 691-3240

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[X]		Accelerated filer	[ ]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price(3)	Amount of registration fee (3)
Common Stock	2,600,000	$116.28	$302,328,000.00	$35,130.51
Preferred Stock Purchase Rights(1)	2,600,000	(4)	(4)	(4)

(1)
Each share of Common Stock to be registered includes one associated preferred stock purchase right issued pursuant to an Amended and Restated Rights Agreement dated August 5, 2011, between DST Systems, Inc. and Computershare Trust Company, N.A.

(2)
Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares which may be necessary to adjust the above-referenced plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding stock.

(3)
Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the average high and low prices of a share of Common Stock of DST Systems, Inc. reported for trading on the New York Stock Exchange on May 6, 2015.

(4)	No separate consideration is payable for the preferred stock purchase rights. Therefore, the registration fee for such securities is included in the registration fee for the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

 The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 26, 2015, and any amendments thereto (including, if applicable, information specifically incorporated by reference into the Registrant’s Form 10-K from the Registrant’s definitive proxy statement and annual report to stockholders);

(2)	The Registrant’s Quarterly Report on Form 10-Q, filed May 5, 2015;

(3)	The Registrant’s Current Report on Form 8-K, filed January 29, 2015;

(4)
The description of the Registrant’s Common Stock in the Registrant’s Registration Statement on Form 8-A filed on October 18, 2005, and any amendment or report filed for the purposes of updating such description; and

(5)
The description of the Registrant's preferred stock purchase rights in the Registrant's Registration Statement on Form 8-A filed on October 18, 2005, and any amendment or report filed for the purposes of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

 For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement.  Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

                Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the . . . [person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Section 102(b)(7) of the DGCL provides, generally, that “[a] provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.”

The Registrant's Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and filed as Exhibit 4.1 hereto, provides that the directors and officers of the Registrant, or persons who are or were serving at the request of Registrant as directors or officers of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, (collectively, “indemnitees”) shall be indemnified to the maximum extent permitted by the DGCL against all expense, liability and loss reasonably incurred by such individuals in defending a civil or criminal action, suit or proceeding, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, brought against such officers and directors in any such capacities. The right to indemnification includes the right to have Registrant pay the expenses in advance of the final disposition of such action, suit or proceeding. As to directors and officers, the Certificate of Incorporation requires receipt by Registrant of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by Registrant as authorized by the DGCL. Except as discussed below with respect to proceedings to enforce rights to indemnification, Registrant will indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Registrant Board of Directors.

If a claim for indemnification, or advancement of expenses, is not paid in full by Registrant within the time periods specified in the Certificate of Incorporation, the indemnitee may bring suit against Registrant to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee will also be entitled to be paid the expenses of prosecuting or defending such suit. In any suit by Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, Registrant is entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses, or by Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under the Certificate of Incorporation will be on Registrant.

The Certificate of Incorporation provides that the foregoing right of indemnification and advancement of expenses is not exclusive of any other rights of indemnification and advancement of expenses to which any such individual may be entitled by by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The Certificate of Incorporation provides that a director of Registrant will not be personally liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for the prohibition on elimination or limitation set forth in Section 102(b)(7) of the DGCL. The Certificate of Incorporation further provides that if the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of a Registrant director will be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Reference is made to Articles NINTH and TENTH of the Registrant's Certificate of Incorporation included as Exhibit 4.1 hereto.

Pursuant to the authority provided in the Certificate of Incorporation and Bylaws, the Registrant has entered into indemnification agreements with each of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protection. The Registrant also maintains insurance policies which insure its officers and directors against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 12, 2015.

DST SYSTEMS, INC.

By:	/s/ Stephen C. Hooley
Stephen C. Hooley
Chairman, Chief Executive Officer, and President

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of the Registrant's Chief Executive Officer and Chief Financial Officer (currently Stephen C. Hooley and Gregg Wm. Givens, respectively) as such person's true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person's substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen C. Hooley	Chairman, Chief Executive Officer, and President (Principal Executive Officer)	May 12, 2015
Stephen C. Hooley

/s/ Gregg Wm. Givens	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 12, 2015
Gregg Wm. Givens

/s/ Douglas W. Fleming	Vice President, Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015
Douglas W. Fleming

/s/ A. Edward Allinson	Director	May 12, 2015
A. Edward Allinson

/s/ Jerome H. Bailey	Director	May 12, 2015
Jerome H. Bailey

/s/ Lynn Dorsey Bleil	Director	May 12, 2015
Lynn Dorsey Bleil

/s/ Lowell L. Bryan	Director	May 12, 2015
Lowell L. Bryan

/s/ Gary D. Forsee	Director	May 12, 2015
Gary D. Forsee

/s/ Charles E. Haldeman, Jr.	Director	May 12, 2015
Charles E. Haldeman, Jr.

/s/ Samuel G. Liss	Director	May 12, 2015
Samuel G. Liss

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT

4.1
Paragraphs fourth, fifth, sixth, seventh, tenth, eleventh, and twelfth of DST’s Amended Delaware Certificate of Incorporation, as restated, which is attached as Exhibit 3.1 to DST’s Registration Statement on Form S-1 filed on September 1, 1995 (Registration No. 33-96526), as amended by DST’s Corrected Certificate of Amendment of Certificate of Incorporation dated May 11, 2015, which is attached hereto as Exhibit 4.2, and further amended by DST’s Corrected Certificate of Amendment of Certificate of Incorporation dated May 11, 2015, which is attached hereto as Exhibit 4.3, and as further amended by DST's Certificate of Amendment of Certificate of Incorporation dated May 12, 2015, which is attached hereto as Exhibit 4.4, are hereby incorporated by reference as Exhibit 4.1.

4.2	Corrected Certificate of Amendment of Certificate of Incorporation dated May 11, 2015
4.3	Corrected Certificate of Amendment of Certificate of Incorporation dated May 11, 2015
4.4	Certificate of Amendment of Certificate of Incorporation dated May 12, 2015
4.5	Article I, Sections 1, 2, 3 and 11 of Article II, Article V, Article VIII, Article IX and Article X of DST's Amended and Restated Bylaws, dated as of May 12, 2015.
4.6
The Certificate of Designations filed October 24, 1995, establishing the Series A Preferred Stock of DST, which is attached as Exhibit 4.3 to Amendment No. 3 to DST's Registration Statement on Form S-1 filed on October 30, 1995 (Registration No. 33-96526), is hereby incorporated by reference as Exhibit 4.6

4.7
The description of the preferred stock purchase rights set forth in DST’s Registration Statement on Form 8-A filed October 18, 2005 (Commission File No. 1-14036), is hereby incorporated by reference as Exhibit 4.7

4.8
The description of DST's Common Stock, par value $0.01 per share, set forth in DST's Registration Statement on Form 8-A filed October 18, 2005 (Commission File No. 1-14036), is hereby incorporated by reference as Exhibit 4.8

5.1	Opinion of Stinson Leonard Street LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Stinson Leonard Street LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)
99.1	DST Systems, Inc. 2015 Equity and Incentive Plan